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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN
OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF TRANSFER AND SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF SHARES IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                         NOTICE OF OFFER TO PURCHASE FOR CASH
                                UP TO 46,000 SHARES OF
                         SERIES A CONVERTIBLE PREFERRED STOCK
                       PAR VALUE $0.10 PER SHARE (THE "SHARES")
           OF HILLS STORES COMPANY, A DELAWARE CORPORATION (THE "COMPANY")
     BY GALE ISLAND, LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE "PURCHASER")


The purchaser is offering to purchase for cash up to 46,000 Shares held by the shareholders of the Company (the "Shareholders") at $3.25 per Share upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Agreement of Transfer and Sale (which together constitute the "Offer" and the "Tender Offer Documents").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, MARCH 11, 1998, UNLESS THE OFFER IS EXTENDED.

     Funding for the purchase of the Shares will be provided through the Purchaser's existing working capital and capital contributions to the Purchaser.
     The Offer will expire at 12:00 midnight, Eastern time on March 11, 1998, and unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date").
     If Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 (c) and 14d-6 (d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Shareholders. Accordingly, if prior the to Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Shares) or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.
     In all cases payment for the Shares purchased pursuant to the Offer will be made only after timely receipt of the Agreement of Transfer and Sale (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Agreement of Transfer and Sale.
     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date by sending a written or facsimile transmission notice of withdrawal to Purchaser specifying the name of the person who tendered the Shares to be withdrawn. In addition, tendered Shares may be withdrawn at any time after April 6, 1998, unless the tender has theretofore been accepted for payment as provided above.

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     If tendering Shareholders tender more than the number of Shares that
Purchaser seeks to purchase pursuant to the Offer, Purchaser will take into account the number of Shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Shares tendered by each tendering Shareholder during the period during which the Offer remains open.
     The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers. The Offer contains terms and conditions and the information required by Rule 14d-6(e) (l) (vii) under the Exchange Act which are incorporated herein by reference.
     THE TENDER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     The Tender Offer Documents may be obtained by written request to Purchaser or as set forth below.
     The Tender Offer Documents and, if required, other relevant materials will be mailed to record holders of Shares or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

For Copies of the Tender Offer Documents Call Purchasers Toll Free at 1-800-547-0854 or Make a Written Request Addressed to 601 Carlson Parkway, Suite 200, Minnetonka, Minnesota 55305.

                                   February 5, 1998